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                                                                      EXHIBIT 12

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                  PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED
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               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                                                                               12 Months
                                                                                                                 Ended
                                                              YEARS ENDED DECEMBER 31,                         Sept. 30,
                                      -------------  ------------  -------------  ------------   ------------  -----------
                                        1993 (B)        1994           1995          1996           1997          1998
                                      -------------  ------------  -------------  ------------   ------------  -----------
                                                            (Millions of Dollars, where applicable)
Earnings as Defined in Regulation S-K (A):
Income from Continuing Operations (C)         $549          $667           $627          $588          $560          $646
Income Taxes (D)                               296           320            348           297           313           453
Fixed Charges                                  539           535            549           528           543           564
                                      -------------  ------------  -------------  ------------   -----------   -----------
Earnings                                    $1,384         $1,522         $1,524        $1,413        $1,416        $1,663
                                      =============  ============  =============  ============   ===========   ===========

Fixed Charges as Defined in Regulation S-K (E):

Total Interest Expense (F)                    $471          $462           $464          $453          $470          $477
Interest Factor in Rentals                      11            12             12            12            11            11
Subsidiaries' Preferred Securities
    Dividend Requirements                       --              2             16            28            44            61
Preferred Stock Dividends                       38             41             34            23            12            10
Adjustment to Preferred Stock
    Dividends to state on a
pre-income tax basis                            19             18             23            12             6             5
                                      ------------   ------------  -------------  ------------   ------------  -----------
Total Fixed Charges                           $539          $535           $549          $528          $543          $564
                                      =============  ============  =============  ============   ===========   ===========

Ratio of Earnings to Fixed Charges            2.57          2.84           2.78          2.68          2.61          2.95
                                      =============  ============  =============  ============   ===========   ===========

(A) The term "earnings" shall be defined as pretax income from continuing operations. Add to pretax income the amount of fixed charges adjusted to exclude (a) the amount of any interest capitalized during the period and
       (b) the actual amount of any preferred stock dividend requirements of majority-owned subsidiaries which were included in such fixed charges amount but not deducted in the determination of pretax income.

(B) Excludes cumulative effect of $5.4 million credit to income reflecting a change in income taxes.

(C)    Excludes income from discontinued operations.

(D)    Includes State income taxes and Federal income taxes for other income.

(E)    Fixed Charges  represent (a) interest,  whether  expensed or capitalized,
       (b) amortization of debt discount, premium and expense, (c) an estimate of interest implicit in rentals, and (d) preferred securities dividend requirements of subsidiaries and preferred stock dividends, increased to reflect the pre-tax earnings requirement for Public Service Enterprise Group Incorporated.

(F)    Excludes interest expense from discontinued operations.
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